Exhibit 99.1

CEVA ANNOUNCES FIRST QUARTER 2004

FINANCIAL RESULTS

Company Reports Profitability of $0.02 per Share

San Jose, Calif.—April 20, 2004—CEVA (NASDAQ: CEVA; LSE: CVA), the leading licensor of Digital Signal Processor (DSP) cores and communications solutions to the semiconductor industry, today announced financial results for the first quarter of 2004, ended March 31, 2004.

First Quarter Ended March 31, 2004

The first quarter 2004 results were in line with company guidance. Total revenues were $9.2 million, compared with $9.6 million in the fourth quarter of 2003. Licensing revenues were $6.6 million, approximately the same as in the fourth quarter. Royalty revenues were $1.2 million, compared with $1.4 million in the fourth quarter.

Net income in the first quarter of 2004 was $409,000 or $0.02 per share, compared with a loss of $9.6 million, or a loss of $0.53 per share in the fourth quarter of 2003.

Gross margins in the first quarter of 2004 were 84 percent, compared with 85 percent in the fourth quarter of 2003. Total cash was $58.6 million at March 31, 2004, compared with $59.1 million at the end of the fourth quarter of 2003.

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“We are pleased with our continued progress on both the customer and financial fronts, especially our achievement of profitability in the quarter,” said Chet Silvestri, president and CEO.

In the quarter, CEVA completed five new licensing agreements with leaders from the wireless and semiconductor industry. In addition, CEVA announced that Samsung, the world’s third largest manufacturer of mobile phones, and EoNex, one of Asia’s most progressive wireless players, have licensed the new CEVA-X DSP architecture to power their next generation 3G multimedia phones. Further industry adoption behind CEVA was evidenced with the licensing announcements that technology leaders including Kawasaki, Oki, Stepmind and National Semiconductor have licensed CEVA technologies.

CEVA continued its aggressive new product programs in the first quarter with the launch of two new platforms: Xpert-Media, for audio and video applications, and Xpert-Blue, for Bluetooth applications.

“The DSP industry is enjoying vibrant growth and with our enhanced portfolio of DSP technologies, we believe we are well positioned to achieve our corporate objectives of growth, profitability and extended DSP leadership in 2004,” Silvestri said.

“Our achievement of profitability in the first quarter demonstrates the benefits of our re-alignment actions in the fourth quarter,” said Christine Russell, CFO. “We were able to lower our costs substantially while retaining our revenue levels, resulting in a more efficient operation and a profitable business.”

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CEVA Conference Call

CEVA will broadcast its conference call discussion of first quarter 2004 financial results on Tuesday, April 20, 2004 at 8:30 a.m. PT (4:30 p.m. London Time).

The conference call will be available via the following dial-in numbers:

US Participants Telephone: 877-951-7311 (password: CEVA)

UK/European Participants Telephone: +44-20-7019-0810 (Password: CEVA)

A recording will be available approximately one hour after the call for five working days at the following dial-in numbers:

US Participants Telephone: 877-814-5621 (Access code: CEVA)

UK/European Participants Telephone: +44-20-7970-8460 (Access code: CEVA)

The CEVA financial results conference call will be available via a live webcast on the CEVA website at http://www.ceva-dsp.com. Please access the website fifteen (15) minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

About CEVA, Inc – The DSP Powerhouse

Headquartered in San Jose, CEVA (NASDAQ: CEVA and LSE: CVA) is the leading licensor of DSP cores and communications solutions to the semiconductor industry. CEVA markets a portfolio of DSP IP in three integrated areas: CEVA DSPs, CEVA Xpert Open Framework Environment, and CEVA Xpert Applications, all supported by Xpert Integration services.

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CEVA’s products are used in over 50 million devices each year. CEVA was created through the merger of the DSP licensing division of DSP Group, and Parthus Technologies. For more information, visit www.ceva-dsp.com.

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to CEVA’s anticipated financial results for the second quarter of fiscal 2004 and future quarters. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of CEVA to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. CEVA does not undertake any obligation to update forward-looking statements.

Contacts:

Christine Russell	Deborah Stapleton
Chief Financial Officer	President
CEVA, Inc.	Stapleton Communications
(408) 514-2900	(650) 470-0200

Barry Nolan
VP Marketing & Corporate Communications
CEVA, Inc.
(408) 514-2900

– Summary Financial Data Attached –

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CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Quarter ended March 31,		Year ended December 31,	Quarter ended December 31,
	2004	2003	2003[1]	2003
	Unaudited	Unaudited		Unaudited
Revenues:
Licensing and royalties	$7,769	$6,981	$29,795	$7,993
Other revenue	1,445	1,862	7,041	1,611

Total revenues	9,214	8,843	36,836	9,604

Cost of revenues	1,510	1,638	6,061	1,407

Gross profit	7,704	7,205	30,775	8,197

Operating expenses:
Research and development, net	4,009	4,049	17,382	4,791
Sales and marketing	1,673	1,373	6,058	1,800
General and administrative	1,459	1,478	6,109	1,691
Amortization of intangible assets	223	284	1,127	271
Reorganization, restructuring and severance charge	—	1,380	8,620	5,838
Impairment of assets	—	—	3,233	3,233

Total operating expenses	7,364	8,564	42,529	17,624

Operating income (loss)	340	(1,359)	(11,754)	(9,427)
Other income, net	189	41	63	56

Income (loss) before taxes on income	529	(1,318)	(11,691)	(9,371)
Taxes on income (loss)	120	—	300	200

Net income (loss)	409	(1,318)	(11,991)	(9,571)

Basic income (loss) per share	$0.022	$(0.073)	$(0.662)	$(0.527)
Diluted income per share	$0.021	$(0.073)	$(0.662)	$(0.527)
Weighted average number of Common Stock used in computation of net income (loss) per share:
Basic	18,326	18,070	18,106	18,167
Diluted	19,257	18,070	18,106	18,167

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CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2004	2003[1]
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$58,615	$59,130
Trade receivables, net	10,698	10,226
Other accounts receivable and prepaid expenses	1,245	1,945

Total current assets	70,558	71,301

Long-term investments:
Severance pay fund	1,470	1,487

Property and equipment, net	4,595	4,792
Goodwill	38,398	38,398
Other intangible assets, net	3,232	3,455

Total assets	$118,253	$119,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$2,124	$3,030
Accrued expenses and other payables	11,137	12,876
Taxes payable	859	891
Deferred revenues	867	1,064

Total current liabilities	14,987	17,861

Long-term liabilities:
Accrued severance pay	1,538	1,510
Accrued liabilities	1,407	1,583

	2,945	3,093

Stockholders’ equity:
Common Stock:	18	18
Additional paid in capital	135,882	134,449
Accumulated deficit	(35,579)	(35,988)

Total stockholders’ equity	100,321	98,479

Total liabilities and stockholders’ equity	$118,253	$119,433

[1]	The year ended December 31, 2003 statement of operations and balance sheet information has been derived from the December 31, 2003 audited consolidated financial statements of the Company.

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